________________________
                              |                        |
                              |  OMB Number 3235-0058  |
                              | Expires:  Jan 31, 2005 |
                               ________________________

                              SEC FILE Number 000-27949
                                 CUSIP #: 981428204

                       U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  FORM 12b-25
                           NOTIFICATION OF LATE FILING






check box
Form 10-KSB [ ]   Form 20-F [ ]   Form 11-K [ ]   Form 10-QSB [X]   Form N-SAR

                    For Period Ended: Sept 30, 2004
                                      -----------------
                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR
                    For the Transition Period Ended: ________________________
_____________________________________________________________________________
|                                                                           |
|Read Instruction (on back page) Before Preparing Form, Please Print or Type|
|                                                                           |
| Nothing in this form shall be construed to imply that the Commission has  |
|              verified any information contained herein.                   |
-----------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION
------------------------------------------------------------------------------
Full Name of Registrant:
     World Associates, Inc.
------------------------------------------------------------------------------
Former Name if Applicable

------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)
     28310 Roadside Drive, Suite 120
------------------------------------------------------------------------------
City, State, Zip Code
     Agoura Hills, CA 91301
--------------------------------------------------------------------------------

PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
XX       filed on or before the fifteenth calendar day following the prescribed
-- due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

The Registrant is unable to file the subject report in a timely manner because the Registrant was not able to complete timely its financial statements without unreasonable effort or expense.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

   Randall Prouty                    818               991-1770
----------------------------   -----------------   ---------------
     (Name)                       (Area Code)       (Telephone No.)

(2) have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                                        [x]Yes  [ ]No
------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        [ ]Yes  [x]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

------------------------------------------------------------------------------


                             World Associates, Inc.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2004                 By: /s/ Randall Prouty
     -----------------------------     -------------------------------------
                                               President